Exhibit 16.1



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We have read the statements made by Point.360 (copy attached) which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated June 12, 2002. We agree with the statements concerning our Firm in such Form 8-K.




/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

June 17, 2002
Los Angeles, California